Exhibit 99.1

For Immediate Release

Corel and Inprise/Borland terminate proposed merger agreement

Ottawa, Canada - May 16, 2000 - Corel Corporation (NASDAQ: CORL, TSE: COR) today announced that its merger agreement with Inprise/Borland has been terminated by mutual agreement of the two companies without payment of any termination fees. The reciprocal stock option agreements have also been terminated. In anticipation of the merger agreement, Corel and Inprise/Borland entered into a confidentiality agreement that included a standard three-year standstill covenant. That agreement remains in effect.

Because of significant changes since the merger was agreed to more than three months ago, Corel has concluded that it is in its best interest to terminate the agreement at this time. Corel and Inprise/Borland are parting on amicable terms and will continue to pursue opportunities for ongoing partnerships.

"Although we are disappointed the merger didn't proceed as planned, it hasn't changed our strategic focus," said Dr. Michael Cowpland, president and chief executive officer of Corel Corporation. "Together with our industry partners, we will continue to deliver open-standard, cross-compatible, multiple platform solutions that will increasingly leverage the power of the Web."

Corel disclosed in its most recent quarterly filing with the United States Securities and Exchange Commission its then current expectations for its financial results and its cash position for the following two quarters in the event the merger did not occur, other sources of financing were not secured, and/or its results of operations did not improve. With the termination of the merger agreement, Corel is now able to fully evaluate offers of alternative financing it has recently received. Corel is also completing plans to re-align its cost structure to support current revenue expectations and its long-term strategic goals. With this plan, Corel expects to achieve cost-savings of approximately US $40 million on an annualized basis.

Officials from Corel will hold a teleconference today at 10:30 a.m. (EST) to provide further information to media, industry and financial analysts on this recent development and Corel's plans to address its financial position. Media and analysts from North America wishing to participate can call 1-800-736-2740 approximately 10 minutes prior to the start of the teleconference. International media can call 1-847-619-6445. A replay will be available for 24 hours after the teleconference. The instant replay number is 416-695-5800 and the pass code access number is 473246. Following the teleconference, a press conference will be held for local media at 12 p.m. at Corel's headquarters at 1600 Carling Avenue.

Investors will have the opportunity to listen to the teleconference over the Internet through Investor Broadcast Networks' Vcall website, located at http://www.vcall.com. Please visit the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

Corel Corporation

Corel Corporation is an internationally recognized developer of award-winning business productivity, graphics and operating system solutions on the Windows®, Linux®, UNIX®, Macintosh® and Java™ platforms. Corel also develops market-leading, Web-based solutions including applications, content, e-commerce and online services. For access to these services and more information go to www.corel.com or www.corelcity.com. Corel is headquartered in Ottawa, Canada. Corel's common stock trades on the NASDAQ Stock Market under the symbol CORL and on the Toronto Stock Exchange under the symbol COR.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to Corel's most recent reports filed with the Securities and Exchange Commission.

Corel and the Go further logo are trademarks or registered trademarks of Corel Corporation or Corel Corporation Limited. Linux is a registered trademark of Linus Torvalds. All other products, fonts, company names and logos are trademarks or registered trademarks of their respective owners.

Corel Press Contacts:

Catherine Hughes (Canada)

(613) 728-0826 ext.

catherineh@corel.ca

Susan Gauthier (U.S.)

(613) 728-0826 ext.

susang@corel.ca